Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Municipal Money Market Portfolio (BR-MMM)
MuniCash (L-MUNIC)
MuniFund (L-MUNIF)
Master Institutional Tax- Exempt Portfolio (MF-L-TE)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:


05-16-13

Security Type:

Municipal



Issuer

State of Ohio Hospital Revenue Bonds -
Cleveland Clinic Health System Obligated
 Group- 2013A -2 Index Rate Bond


Selling
Underwriter

J.P. MORGAN SECURITIES LLC


Affiliated
Underwriter(s)

[X] PNC Capital Markets LLC
[ ] Other:


List of
Underwriter(s)

J.P. Morgan Securities LLC, PNC Capital
 Markets LLC, Wells Fargo Securities
(trade name for Wells Fargo,Bank,N.A.),
BNY Mellon Capital Markets, U.S. Bancorp
Investments Inc.


Transaction Details

Date of Purchase

05-16-13



Purchase
Price/Share
(per share / %
of par)

$100.00


Total
Commission,
Spread or
Profit

0.125%



1. Aggregate Principal Amount Purchased
(a+b)

$5,000,000


a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)

$5,000,000


b. Other BlackRock Clients (PI)

$0



2. Aggregate Principal Amount of
Offering

$42,795,000


Fund Ratio

[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)

0.11683



Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):

[ ] U.S. Registered Public Offering
[Issuer must have 3 years of continuous operations]

[ ] Eligible Rule 144A Offering
[Issuer must have 3 years of continuous operations]

[X] Eligible Municipal Securities
[Issuer must have 3 years of continuous operations]

[ ] Eligible Foreign Offering
[Issuer must have 3 years of continuous operations]

[ ] Government Securities Offering


Timing and Price (check ONE or BOTH)

[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and

[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.


Firm Commitment Offering (check ONE)

[X]  YES

[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase
all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.


No Benefit to Affiliated Underwriter (check ONE)

[X] YES

[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by: Steven DeLaura               Date: 05-21-13




Approved by: Yesenia Peluso              Date: 05-22-13